Exhibit 99.1

AMENDMENT NO. 3 TO RESEARCH COLLABORATION AND LICENSE AGREEMENT
THIS AMENDMENT NO. 3 TO THE RESEARCH COLLABORATION AND LICENSE AGREEMENT (herein referred to as "Amendment No. 3") is made and entered into as of July 19, 2016 (the "Effective Date"), by and between Mount Tam Biotechnologies, Inc."), a Nevada corporation, (herein referred to as "TAM"), and The Buck Institute for Research on Aging, an independent non-profit research organization organized under the laws of California ("Buck"), each herein referred to individually as "Party" and collectively as "Parties."
Whereas, the Parties entered into that certain Research Collaboration and License Agreement, effective as of August 17, 2014, as amended by that certain Amendment No. 1 dated as of March 19, 2015 and that certain Amendment No. 2 dated as of August 12, 2015 (the foregoing, as amended, supplemented or otherwise modified from time to time, collectively the "License Agreement");
Whereas, capitalized terms used herein and not otherwise defined herein shall have the definition provided therefor in the License Agreement;
Whereas, pursuant to the terms and conditions of the License Agreement, during the Research Collaboration Term, TAM is required to pay the Research Funding Amount in eight (8) equal installments of $75,000 each;
Whereas, as of the date of this Amendment No. 3, TAM has paid Buck a total of $250,000 of the Research Funding Amount and is delinquent in the payment of $260,000 of the Research Funding Amount (the "Delinquent Amount");
Whereas, the Parties desire to suspend, or toll, the Research Collaboration Term and to compromise and settle certain payment obligations arising under the License Agreement by amending certain terms thereof; and
Whereas, the Parties desire to further amend the License Agreement subject to the terms and conditions contained herein.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.
Tolling of Research Collaboration.  Effective as of the Effective Date and continuing through the Company's achievement of a Qualified Financing (as defined below) (the "Tolling Period"), the Research Collaboration Term shall be tolled, and TAM's obligation to pay the Research Funding Amount shall also be tolled.  For purposes of this Amendment No. 3, "Qualified Financing" means any financing occurring after the Effective Date which results in gross proceeds to TAM, in one or a series of related transactions, of at least $2,000,000 (including the aggregate amount of any indebtedness converted into equity securities in such financing).

2.
Settlement of Past Research Funding Amounts.   As full and final settlement of the Delinquent Amount, and any claims which Buck may have against TAM regarding the Delinquent Amount or any other amounts owed by TAM to Buck under the License Agreement, TAM agrees to pay Buck the sum of forty thousand dollars ($40,000) within ten (10) days of the Effective Date (the "Compliance Payment").  Upon TAM's payment of the Compliance Payment to Buck, TAM shall be deemed to be in full compliance with the terms and conditions of the License Agreement and current in all of its obligations to Buck, including without limitation TAM's obligation to make installment payments of the Research Funding Amount.

3.	Extended Research Collaboration Period; Payment of New Research Funding Amounts.
A.	Upon termination of the Tolling Period, the Research Collaboration Term shall re-commence and continue for a period of twenty-one (21) months (the "Extended Research Collaboration Period"). At the commencement of the Extended Research Collaboration Period, the Parties shall meet together to discuss in good faith the scope of a revised Research Plan (the "New Research Plan"). The New Research Plan shall be agreed upon by the Parties within sixty (60) days of the commencement of the Extended Research Collaboration Period and shall identify the specific research and development activities to be performed by each Party in connection with the Research Collaboration.
B.	During the Extended Research Collaboration Period, TAM shall pay Buck for the conduct of the Research Collaboration (such amount, the "New Research Funding Amount") in seven (7) equal installments of seventy-five thousand dollars ($75,000) each, with the first such installment being payable within ninety (90) business days from the commencement of the Extended Research Collaboration Period, and each subsequent installment shall be payable three (3) months after the date on which the prior installment was owed. The New Research Funding Amount shall be used to facilitate and carry out the New Research Plan.
4.	Amendment to Section 1.11. Section 1.11 of the License Agreement is hereby deleted in its entirety and replaced with the following:
1.11  "Field" means the treatment, diagnosis or prevention of any and all conditions or diseases including, without limitation, systemic lupus erythematous and multiple sclerosis for human and/or veterinary use.
5.	Miscellaneous.
A.	No other provision of the License Agreement shall be interpreted inconsistent with this Amendment No. 3.
B.	This Amendment No. 3 shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors, trustees, transferees and assigns.
C.	This Amendment No. 3 may be executed in any number of facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Amendment No. 3 to be executed and delivered by their proper and duly authorized officers effective as of the day and year first above written.
Mount Tam Biotechnologies, Inc.		Buck Institute for Research on Aging

By:	/s/ Richard B. Marshak	By:	/s/ Remy Gross III
Printed Name:	Richard B. Marshak	Printed Name:	Remy Gross, III
Title:	CEO	Title:	Vice President, Business Development